Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Investor Relations Contacts:

Chuck Coppa, CFO

American Power Group Corporation

781-224-2411

ccoppa@americanpowergroupinc.com

Mike Porter

Porter, LeVay, & Rose, Inc.

212-564-4700

mike@plrinvest.com

American Power Group Corporation’s Letter to Shareholders

Annual Shareholders’ Meeting Date Set For May 24, 2017

Lynnfield, MA – April 18, 2017 – American Power Group Corporation (OTCQB: APGI) today announced that its Annual Shareholder’s meeting will be held on Wednesday, May 24, 2017 at 1:00 P.M. at in the Oak Room of the Spring Hill Suites/Mall of America, 2870 Metro Drive, Bloomington, Minnesota for the following purposes: (1) to elect four directors for the ensuing year; (2) to approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 350,000,000 to 700,000,000; (3) to approve an amendment to the 2016 Stock Option Plan to increase the number of shares of our Common Stock reserved for issuance from 21,000,000 to 50,000,000; (4) to hold an advisory vote on the compensation of the Company’s named executive officers (the “say-on-pay”) and (5) to consider and act upon a proposal to ratify the selection of the firm of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as our independent auditors for the fiscal year ending September 30, 2017. In conjunction with the mailing of the proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended September 30, 2016, the following letter to the shareholders of American Power Group Corporation was included.

MESSAGE TO OUR SHAREHOLDERS

To Our Shareholders:

American Power Group (“APG”) continues to take the necessary steps to move forward from the impact of the oil crisis and position the company to emerge with a vision of being a high-horsepower natural gas alternative fuel market leader capable of scalable self-sustaining growth. U.S. sourced natural gas is an abundant, clean-burning alternative transportation fuel that is projected to have price stability for years to come unlike near and long term expectations for oil, which is truly anyone’s guess. For example, Henry Hub natural gas prices for June 2027 (ten years from now) closed last week at $2.964/MMBTU which is almost 4% below the contract prices for April 2017. This is an extremely favorable statistic for companies like APG that have designed their business models around natural gas and renewable natural gas consumption.

Our diverse dual fuel product lines transcend economics and directly address an increasing awareness of the growing negative health impact of air pollution associated with diesel-related emissions. Long-term studies by University of Southern California researchers point to higher rates of asthma, respiratory illnesses, autism, heart attacks, strokes, pre-term births and lung cancer for adults and children living in high-smog areas or by busy roads and highways. The U.S. Environmental Protection Agency reports that 40% or 129 million U.S. citizens live in poor ozone non-attainment regions with children, outside workers, and the elderly being at the greatest risk. APG’s proven dual fuel solution significantly reduces diesel-related emissions such as oxides of nitrogen (“NOx”) and soot/particulate matter (“PM”) which is the cornerstone of our efforts to seek adoption of dual fuel for emission reduction programs at the state, federal levels where hundreds of millions of dollars are being invested. The following is a progress update on several “Momentum Builders” we referenced last year:

A. California - A Land of Opportunity for APG’s Recently Announced V6000/ETMS Low NOx Systems for Class 8 Trucks

California continues to face the worst air quality problems in the U.S. consuming approximately 3.5 billion gallons of diesel fuel per year. The search for technological solutions to reduce diesel consumption and diesel-related emissions on high-horsepower (13L to 16L) engines continues. Currently, no effective low NOx solution exists for this class of engine without compromising the power and torque that diesel engines provide to pull the heavy loads thru the hills and mountains of the state…that is until now. In March 2017, we announced Board of Director approval to fund the production development phase of a first of its kind patent-pending Dual Fuel/Exhaust Thermal Management System (“V6000/ETMS”). Without compromising power and torque, the V6000/ETMS system added to diesel engines with selective catalyst reduction (“SCR”) exhaust systems is expected to reduce harmful NOx levels by 60% to 75% below today’s regulatory standards which would qualify us for California’s Optional Low NOx program. We expect if the new system performs as expected, it could significantly reduce diesel emissions in California’s non-attainment regions which will attract strong bipartisan support.

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We also believe the V6000/ETMS system may attract federal and national attention as well with over one million legacy diesel/SCR engines on the road and another 150,000 to 200,000 new diesel/SCR powered Class 8 trucks being purchased every year. For us, this could become a multi-billion dollar addressable market with a perpetual supply of additional diesel/SCR engines coming into the market every year.

B. Beefing Up The APG Team To Launch Our Governmental Affairs Marketing Initiative For Federal and State Programs

In April 2017, we announced a multi-faceted strategic communications and government relations initiative focused on the significant alternative fuel and emission reduction programs being generated at the federal and various state levels. We hired Dan Goodwin as our Vice President of Technical Marketing and Government Affairs. Dan came to us from another alternative fuel company as their Vice President of Government Relations. In addition, we recently retained Washington, D.C. based Ogilvy Government Relations (www.ogilvygr.com) and the California lobbying firm of Gonzalez, Quintana, Hunter, & Cruz, LLC. (www.gqhlobby.com). Both firms will help educate key governmental and regulatory decision makers on the practical application and immediate air quality benefits that APG’s proven natural gas dual fuel technology can provide. Collectively, our goal is to ensure that federal and state officials bring about whatever changes necessary to acknowledge APG’s dual fuel technology as the recognized standard for high-horsepower alternative fuel engine efficiency.

C. Continued Expansion of Our Global Footprint

We have made noticeable progress in opening up international markets in Latin America and Canada this past year. Mario Blanco has joined us as Vice President of International Sales and Marketing. Mario had previously held similar positions with a large oil and gas service corporation with global business development responsibilities in Latin America and around the world.

We expect that Mexico will be the strongest International revenue generator we have for the foreseeable future. Multiple APG dual fuel evaluation tests have been successful this past year. In January 2017, the Mexican government eliminated certain fuel subsidies for diesel and gasoline resulting in a 15% - 20% increase in diesel fuel prices. In addition, during 2016, the Mexican Environmental Authority began announcing mandated cutbacks in daily fleet deliveries to major cities, like Mexico City for fleets that have not met the new reduced diesel-related emission requirements. If a fleet does not comply with the mandated emission reductions, their daily deliveries within certain populous areas could be cut back by almost 20% unless legacy diesel engines have been upgraded or replaced with a government approved diesel emission reduction technology. In late December 2016, the Mexican Ministry of the Environment officially announced that trucks with EPA approved or CARB certified solutions, such as APG’s dual fuel solution, will allow the fleet to exempt themselves from the regulated delivery cutback. With over 500 EPA approvals covering twenty years of six different engine manufacturers, we have a significant market advantage in growing the Mexican dual fuel markets where officials report over one million Class 8 trucks are in operation.

In Canada, we are working with local natural gas companies and have multiple APG dual fuel fleets operating in British Columbia and Quebec with provincial approvals in Ontario and Alberta next in line. Canadian fleets pull much heavier loads than U. S. fleets so the same challenge of needing power and torque is a key requirement that we believe makes our dual fuel solution the only viable natural gas solution for them. The Province of Ontario is putting together a clean diesel program that will award $100 million over the next four years for alternative fueled heavy-duty trucks with APG’s dual fuel solution identified as one of the preferred heavy-haul technologies to meet their logistic needs.

D. Other Dual Fuel Markets Of Interest

Oil and Gas Drill Rigs and Frac Trailer Diesel Engines: Baker Hughes Rig Count Report shows the oil rig count has more than doubled since its low in May 2016. In November 2016, APG was selected as the preferred dual fuel supplier for a major drill rig contractor for the launch of their new design. Stationary drill rig and frac trailer conversions are also picking up in Canada. Through the first six months of Fiscal 2017, oil and gas conversion revenue is 6 times higher than all of Fiscal 2016 with our March 2017 fiscal quarter revenue being the highest in over two and a half years.

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APG’s NGL Flare Capture Services: A change in the drilling market dynamics in the Bakkens has made the deployment of our flare capture and recovery equipment challenging over the past 15 months. Cost cutting efforts by exploration and production companies has resulted in the consolidation of multiple smaller wells into one larger extraction point. These new activities are creating “super-producing” wells that need, in some cases, flare capture and recovery capacities that are 3 to 7 times larger than our existing three systems. We continue our efforts to identify opportunities that best fit our capabilities but are also exploring how we might also address the new larger sites.

Mining –Mine Haul Trucks: We have received multiple requests for quotes in the past few months to design and bid dual fuel conversions for the mining industry’s larger mine haul trucks and supporting diesel generators. We have visited several mines in Latin America over the past several months and believe this could be a $100 million addressable market.

Marine – Coastal and Inland Waterways: We have been involved in initial discussions with several groups regarding converting marine engines in the United States to dual fuel as the safety regulations for LNG storage on vessels in nearing completion. We see this as another potential large and robust dual fuel market.

In summary, we greatly appreciate your support and will continue to do our best to take actions we believe are necessary to ensure the future viability and sustainability of American Power Group. We invite you to join us on May 24, 2017 for our Annual Shareholder’s Meeting at which time you’ll have an opportunity to meet our Senior Management Team as well as our Board of Directors.

Sincerely,

Neil Braverman

Chairman

About American Power Group Corporation

American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrogen oxides (NOx) and other diesel-related emissions. Through our Flare Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Fueled By Flare™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. In addition, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events or economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 30, 2016 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.